Exhibit 18.1

June 9, 2020

J. Alexander’s Holdings, Inc.

Nashville, Tennessee

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of J. Alexander’s Holdings, Inc. and subsidiaries (the Company) for the three months ended March 29, 2020 and have read the Company's statements contained in Note 2(k) to the condensed consolidated financial statements included therein. As stated in Note 2(k), the Company changed its method of accounting for inventory from the lower of cost (first-in, first-out) or net realizable value method to the lower of cost or net realizable value, with cost being determined using an average cost method in connection with the implementation of its new inventory management system. The Company stated that the newly adopted accounting principle is preferable in the circumstances because the average cost method will result in greater precision in the costing of inventories and it better aligns with the functionality of the new inventory management system. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 29, 2019, nor have we audited the information set forth in the aforementioned Note 2(k) to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP